Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215616) and Form S-8 (Nos. 333-207720 and 333-204855) of Atlantic Capital Bancshares, Inc. of our reports dated March 16, 2021, with respect to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Atlantic Capital Bancshares, Inc. and its subsidiary, included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 16, 2021